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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

         As independent oil and gas consultants, Miller and Lents, Ltd. hereby consents to the inclusion of all references to Miller and Lents, Ltd. and/or reports prepared by Miller and Lents, Ltd., including our report letter dated July 16, 2001 to Belco Oil & Gas Corp. regarding the proved reserves and future net revenues reported by Belco Oil & Gas Corp., in this Current Report on Form 8-K.

                                                 MILLER AND LENTS, LTD.





                                                 By: /s/ Christopher A. Butta
                                                    --------------------------
                                                    Christopher A. Butta
                                                    Senior Vice President


Houston, Texas
July 23, 2001